Exhibit 5.1

To the Board of Directors
of Globant S.A.
37A, avenue J.F. Kennedy,
L-1855 Luxembourg
Grand Duchy of Luxembourg

Luxembourg, 23 April 2026

Your ref.: /
Our ref.: 017966-70016/# 45505717
serge.zeien@arendt.com
Tel.: +352 40 78 78 3108

GLOBANT S.A. – S-8 Registration Statement – Validity of Shares

Dear Madam,

Dear Sir,

We are acting as Luxembourg counsel for Globant S.A., a société anonyme, having its registered office at 37A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B 173727 (the “Company”), in connection with the Company’s filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to the registration of additional two million (2,000,000) common shares of the Company, with a nominal value of $1.20 per share (the “Additional 2024 Plan Shares”) to be issued or delivered under the Globant 2024 Equity Incentive Plan (the “Globant 2024 Equity Incentive Plan”).

1.	Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorized unissued share capital and sufficient authorized unissued common shares with the relevant waivers in force, and that the Company will at all times have sufficient available reserves, to issue the common shares to be issued under the Globant 2024 Equity Incentive Plan all or partially, as the case may be, by way of incorporation of available reserves into the issued share capital. We further assume that the board of directors of the Company, or its duly authorized delegates, will duly pass the relevant resolutions for the issue of the Additional 2024 Plan Shares (including all or partially, as the case may be, by way of incorporation of available reserves into the issued share capital), in accordance with the Restated Articles of Association (as defined below), the terms of the Globant 2024 Equity Incentive Plan, the Resolutions (as defined below) and applicable law.

For the purposes of the present opinion we have further assumed (i) the genuineness of all signatures, seals and stamps and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that each of the documents is true, complete, up-to-date and has not been rescinded or supplemented and there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Globant 2024 Equity Incentive Plan and/or issue the Additional 2024 Plan Shares; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that the terms governing the Globant 2024 Equity Incentive Plan are legal, valid and binding under their respective applicable laws; (viii) that the corporate bodies of the Company have approved the terms of the Globant 2024 Equity Incentive Plan, pursuant to which the Additional 2024 Plan Shares will be issued, in accordance with applicable laws and that each resolution of the board of directors of the Company was properly adopted as reflected in the Resolutions; the Resolutions were properly passed and each director has properly performed its duties; (ix) that upon issue of any Additional 2024 Plan Shares the Company will receive payment in cash of an issue price at least equal to the nominal value thereof; (x) that the Additional 2024 Plan Shares will be issued within the limits of the authorized share capital of the Company; (xi) that there will be no amendments to the authorized share capital of the Company which would adversely affect the issue of the Additional 2024 Plan Shares and the conclusions stated in this opinion; (xii) that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg; and (xiii) that during the search made on the date hereof on the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg), the information published with respect to the Company was complete, up-to-date and accurate at the time of such search and has not been modified since such search.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of : the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Additional 2024 Plan Shares, once duly subscribed, fully paid and issued under the authorized share capital and in accordance with the Restated Articles of Association, the Resolutions, and the Globant 2024 Equity Incentive Plan, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

4.	Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of: the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which may affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Additional 2024 Plan Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Serge Zeien

Partner

APPENDIX A – DOCUMENTS

1.	A copy of the updated articles of association of the Company as at 20 February 2026 (the “Restated Articles of Association”).

2.	A scanned copy of the signed written resolutions of the board of directors of the Company dated 2 July 2024 approving, among others, the 2024 Equity Incentive Plan (the “Resolutions 1”).

3.	A scanned copy of the signed written resolutions of the board of directors of the Company held on 13 April 2026 approving, among others, the amendment of the Globant 2024 Equity Incentive Plan in order to increase the number of common shares available under that plan by a total of two million (2,000,000) additional common shares and delegating power to the chairman of the board of directors and Chief executive Officer of the Company, the Chief Financial Officer of the Company and the General Counsel of the Company regarding the filing of the Registration Statement (“Resolutions 2”, and together with the Resolutions 1, the “Resolutions”).

4.	A scanned copy of the signed Globant 2024 Equity Incentive Plan dated 2 July 2024.

5.	A scanned copy of the signed amendment N°1 to the Globant 2024 Equity Incentive Plan dated 14 April 2026.

6.	A certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) dated 23 April 2026 and issued in electronic form by the Luxembourg Insolvency Register in respect of the Company.

7.	An excerpt dated 23 April 2026 in respect of the Company issued by the Luxembourg Trade and Companies’ Register.

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